UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2018

GASTAR EXPLORATION INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-35211	38-3531640
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
1331 LAMAR STREET, SUITE 650
HOUSTON, TEXAS 77010
(Address of principal executive offices)

(713) 739-1800

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 28, 2018, Gastar Exploration Inc. (the “Company”) received notification (the “Deficiency Letter”) from the NYSE AMERICAN LLC (the “NYSE American”) that it is not in compliance with certain NYSE American continued listing standards (the “Listing Standards”).

The Deficiency Letter indicated that the Company’s common stock has been selling for a low price per share for a substantial period of time. Pursuant to Section 1003(f)(v) of the NYSE American Company Guide, the NYSE American staff determined that the Company’s continued listing on the NYSE American is predicated on it effecting a reverse stock split of its common stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which the staff determined to be no later than February 28, 2019. As previously disclosed, the Company is working closely with its financial and legal advisors to consider potential strategic transactions including financing, refinancing, sale or merger transactions, and is encouraging proposals from existing stakeholders and interested third-parties. The Company will accordingly consider measures that are in the best interests of the Company and its stockholders, but no decision has been made at this time with respect to specific measures regarding the continued listing of the Company’s stock on the NYSE American. If the Company is unable to regain compliance, the NYSE American will initiate procedures to suspend and delist the Company’s common stock, 8.625% Series A Cumulative Preferred Stock and 10.75% Series B Cumulative Preferred Stock (collectively, the “Securities”). In the interim, the Company’s Securities continue to be listed on the NYSE American, subject to the Company’s compliance with other continued listing requirements and subject to the trading price remaining above $0.06 per share. The Company’s common stock will continue to trade on the NYSE American under the symbol “GST,” but will have an added designation of “.BC” to indicate that the Company is below compliance with the Listing Standards. The NYSE American notification of continued listing deficiency does not affect the Company’s business operations or its reporting obligations under the Securities and Exchange Commission regulations and rules.

The Company has also been informally notified by the NYSE American staff that if the trading price of the Company’s common stock trades at or below $0.06 per share, then the Company’s Securities will be automatically suspended from further trading on the NYSE American. If the Company’s Securities are suspended from the NYSE American, the Company expects that the Securities will be quoted on the OTCQB over-the-counter market under different symbols on the following trading day. Such a suspension of trading would also accelerate the delisting process with respect to the Company’s Securities.

A delisting of the Company’s common stock would constitute a “fundamental change” under the terms of the indenture (the “Indenture”) governing the Company’s Convertible Notes due 2022 (“Convertible Notes”), which would permit the noteholders to require the Company to repurchase all or part of such holder’s notes on a date specified by the Company (the “Fundamental Change Repurchase Date”) that is not less than 20 nor more than 35 calendar days after the date a fundamental change repurchase notice is sent (which is required to be sent within 20 calendar days of the fundamental change event) at a repurchase price, payable in cash, equal to 101% of the principal amount of the Convertible Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date.  The failure to redeem the Convertible Notes on the Fundamental Change Repurchase Date would constitute an event of default under the Indenture and result in the automatic acceleration of the maturity date of the Convertible Notes. Furthermore, upon the occurrence of an event of default under the Indenture, Ares Management LLC and its affiliates, as holders of a majority in principal amount of the Company’s term loan, or any transferee holder of a majority in principal amount of the Company’s term loan, would have the right to immediately accelerate the maturity of the term loan.

SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosures.

The Company issued a press release on August 29, 2018 announcing that it had received the Deficiency Letter. A copy of the press release is furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 7.01 and set forth in the attached press release included in Exhibit 99.1 to this report is deemed to be “furnished” solely pursuant to Item 7.01 of this report and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or the exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following is a list of exhibits furnished as part of this Form 8-K:

Exhibit No.	Description of Document

99.1	Press release, dated August 29, 2018, regarding the NYSE American notice of non-compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2018	GASTAR EXPLORATION INC.

	By:	/s/ Michael A. Gerlich
Michael A. Gerlich
Senior Vice President and Chief Financial Officer